EXHIBIT 21.1

List of GeoMet, Inc. Subsidiaries

GeoMet Operating Company, Inc. (Wholly-Owned) (Incorporated in Alabama on February 5, 1991)

GeoMet Gathering Company, LLC (Wholly-Owned) (Organized in Alabama on March 1, 2006)